Exhibit 99.1
_______________________________________________________________

FOR IMMEDIATE RELEASE

Contacts:	William W. Sheehan II	Connie Kao
	Executive Vice President,	Senior Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4150	connie.kao@ros.com

Ross Stores Reports Strong Second Quarter Sales and Earnings Results

Raises Second Half and Fiscal 2026 Outlook

Dublin, California, August 20, 2026 -- Ross Stores, Inc. (Nasdaq: ROST) today reported financial results for the 13‑week quarter ended August 1, 2026.

Highlights:
•Total sales for the second quarter of fiscal 2026 increased 13% versus last year, with comparable store sales up a very strong 10%, primarily driven by customer traffic.

•Second quarter operating profits were $1.1 billion, which includes approximately $253 million from IEEPA tariff refunds. Operating margin increased 610 basis points, including 405 basis points from the tariff refunds. Excluding this benefit, operating margin increased by 205 basis points, well above the Company’s plan for an increase of 130 to 150 basis points.

•Earnings per share for the second quarter were $2.66, which includes an approximate $0.60 per share benefit from the tariff refunds, well above our guidance of $1.85 to $1.93.

•Opened 47 new stores during the quarter, including 35 Ross and 12 dd’s DISCOUNTS. Increasing 2026 store opening plans to 115 new locations.

Jim Conroy, Chief Executive Officer, commented, “We achieved stellar sales and earnings growth in the second quarter. I am incredibly proud of our teams across the Company, whose dedication and strong execution drove these outstanding results. Our performance was fueled by our compelling merchandise offerings, engaging marketing initiatives, and continued enhancements to the in-store experience. We were pleased to see strength throughout the quarter, with comparable store sales growth once again primarily driven by customer traffic. Importantly, that growth was supported by both an increase in new customers and higher engagement from existing customers. These trends

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

reinforce our belief that the actions we are taking are not only driving the current business performance but that we can continue to build on our early successes.”

Second Quarter and First Six Months Results

Sales for the second quarter increased 13% to $6.3 billion, up from $5.5 billion in 2025. Comparable store sales rose a very strong 10% for the quarter on top of a 2% gain last year. Net income was $851 million versus $508 million last year, while earnings per share were $2.66 compared to $1.56 per share in the prior year period.

For the first six months of fiscal 2026, sales increased a robust 17% to $12.3 billion, up from $10.5 billion in 2025. Comparable store sales for the six-month period were up 13%. Net income was $1.5 billion versus $987 million last year, while earnings per share were $4.69 compared to $3.03 per share in the prior year period.

Both the second quarter and first six months 2026 results include about $253 million in IEEPA tariff refunds, benefiting earnings per share by approximately $0.60.

Update on Shareholder Payouts

During the 2026 second quarter, a total of 1.4 million shares of common stock were repurchased for an aggregate price of $319 million under the Company’s two-year $2.55 billion authorization approved by its Board of Directors in March 2026. The Company remains on track to buy back a total of $1.275 billion in common stock during fiscal 2026.

Fiscal 2026 Guidance

Mr. Conroy commented, “Looking ahead, we exited the second quarter with building momentum and are excited for the plans we have in place entering the Fall season. Despite facing significantly more challenging year-over-year comparisons in the back half, we are raising our outlook for both the third and fourth quarters. Comparable store sales are now expected to increase 6% to 7% in the third quarter and 4% to 5% in the fourth quarter. If the second half of 2026 performs in line with these sales projections, our earnings per share ranges for the third and fourth quarters are projected to be $1.75 to $1.83 and $2.17 to $2.26, respectively.”

Mr. Conroy continued, “Based on our strong first half results and our updated second half guidance, we are increasing our 2026 fiscal year earnings per share projections to be in the range of $8.61 to $8.77, which again includes an approximate $0.60 earnings per share benefit from IEEPA tariff refunds recognized in the second quarter. From a store growth perspective, we continue to be encouraged by the success of our expansion strategy across both new and existing markets. As a result, we are increasing our 2026 new store opening plan to 115 locations, consisting of approximately 90 Ross Dress for Less and 25 dd’s DISCOUNTS stores.”

Mr. Conroy concluded, “The year is off to a very strong start with the entire organization executing at a high level. As our efforts to improve topline growth continue, we remain focused on disciplined, consistent execution across the business. Moving forward, we believe we are well positioned to capture additional market share and drive profitable growth over the long term.”

The Company will host a conference call on Thursday, August 20, 2026 at 4:15 p.m. Eastern time to provide additional details concerning its second quarter results and management’s outlook for the second half and fiscal year 2026. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 201-612-7415, PIN #13762049 until 8:00 p.m. Eastern time on August 27, 2026, as well as on the Company’s website.

Forward-Looking Statements: This press release and the related conference call remarks contain forward-looking statements regarding, without limitation, projected sales, costs and earnings, planned new store growth, capital expenditures, liquidity and other matters. These forward-looking statements reflect our then-current beliefs, plans, and estimates with respect to future events and our projected financial performance, operations, and competitive position, and they are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, risk from adverse changes in the macroeconomic environment, government regulations and policies, geopolitical conditions and conflicts, and financial and credit markets; increased costs of fuel and other consumer necessities, continuing inflation and other external economic trends and events may have significant negative effects on consumer confidence, shopping behavior, and spending, and also on our costs; tariff increases (or threats of increases) and other changes and uncertainty in U.S. trade or tax policy regarding apparel, home-related merchandise, shoes, and other goods we sell that are produced in other countries; competitive pressures and the pace of change in the retailing industry; unexpected changes in the level of consumer spending or preferences; adverse or unseasonable weather may affect shopping patterns and consumer demand for seasonal apparel and other merchandise, and may result in temporary store closures and disruptions in deliveries of merchandise to our stores; our dependence on the market availability, quantity, and quality of attractive brand name merchandise at desirable discounts, and on the ability of our buyers to source and purchase merchandise to enable us to offer customers a wide assortment of merchandise at competitive prices; our need to expand in existing markets and enter new geographic markets in order to achieve growth; our need to obtain acceptable new store sites with favorable consumer demographics in order to achieve growth; our need to continually attract, train, and retain associates with the retail talent necessary to execute our off-price retail strategies, as well as labor shortages, increased turnover, or increased labor costs; our need to effectively manage our inventories, markdowns, and inventory shortage in order to achieve our planned gross margins; information or data security breaches, including cyberattacks on our transaction processing and computer information systems, including malware intrusion, data exfiltration, identity theft, and other types of cybersecurity threats, could disrupt our operations, result in theft or unauthorized disclosure of our confidential and valuable business information or credit card and other customer information, and could disrupt our operations, damage our reputation, increase our costs, and create significant legal exposure; disruptions in our supply chain or in our information systems could impact our ability to process sales and to deliver product to our stores in a timely and cost-effective manner; risks associated with importing and selling merchandise produced in other countries; damage to our corporate reputation or brands; a natural or man-made disaster in a region where we have a concentration of stores, offices, or a distribution center; consumer problems or legal issues involving the quality, safety, or authenticity of products we sell could harm our reputation, result in lost sales, and/or increase our costs; an adverse outcome in various legal, regulatory, or tax matters, could damage our reputation or brand and increase our costs. Other risk factors are set forth in our SEC filings including the Form 10-K for fiscal 2025 and fiscal 2026 Form 8-Ks and 10-Q on file with the SEC. The factors underlying our forecasts and plans are dynamic and subject to change. As a result, any forecasts or forward-looking statements speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We disclaim any obligation to update or revise these forward-looking statements.

About Ross Stores, Inc.
Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2025 revenues of $22.8 billion. Currently, the Company operates Ross Dress for Less® ("Ross"), the largest off-price apparel and home fashion chain in the United States with 1,952 locations in 44 states, the District of Columbia, Guam, and Puerto Rico. Ross offers first-quality, in-season, brand name and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 376 dd's DISCOUNTS® stores in 23 states that feature a more moderately-priced assortment of first-quality, in-season apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended
($000, except stores and per share data, unaudited)	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025

Sales	$6,264,886	$5,529,152	$12,275,362	$10,514,123

Costs and Expenses
Cost of goods sold	4,145,215	4,002,167	8,375,804	7,583,533
Selling, general and administrative	1,016,053	888,711	1,991,914	1,685,846

Operating income	1,103,618	638,274	1,907,644	1,244,744

Interest income, net	(31,144)	(32,346)	(64,593)	(66,755)
Earnings before taxes	1,134,762	670,620	1,972,237	1,311,499
Provision for taxes on earnings	283,463	162,625	470,974	324,255
Net earnings	$851,299	$507,995	$1,501,263	$987,244

Earnings per share
Basic	$2.68	$1.57	$4.72	$3.05
Diluted	$2.66	$1.56	$4.69	$3.03

Weighted-average shares outstanding (000)
Basic	317,687	323,000	318,322	323,938
Diluted	319,450	324,796	320,343	325,909

Store count at end of period	2,328	2,233	2,328	2,233

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	August 1, 2026	August 2, 2025
Assets

Current Assets
Cash and cash equivalents	$4,288,124	$3,847,016
Accounts receivable	248,140	210,520
Merchandise inventory	3,087,370	2,608,485
Prepaid expenses and other	252,726	259,815
Total current assets	7,876,360	6,925,836

Property and equipment, net	4,257,806	3,906,340
Operating lease assets	3,545,351	3,374,582
Other long-term assets	302,763	288,761
Total assets	$15,982,280	$14,495,519

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$2,621,740	$2,205,613
Accrued expenses and other	744,284	655,218
Current operating lease liabilities	752,302	716,162
Accrued payroll and benefits	440,837	315,893
Income taxes payable	84,916	—
Current portion of long-term debt	241,459	499,122
Total current liabilities	4,885,538	4,392,008

Long-term debt	777,053	1,017,218
Non-current operating lease liabilities	2,968,337	2,835,481
Other long-term liabilities	295,611	279,258
Deferred income taxes	312,557	238,985

Commitments and contingencies

Stockholders’ Equity	6,743,184	5,732,569
Total liabilities and stockholders’ equity	$15,982,280	$14,495,519

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
($000, unaudited)	August 1, 2026	August 2, 2025
Cash Flows From Operating Activities
Net earnings	$1,501,263	$987,244
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	272,790	242,337
Stock-based compensation	106,377	83,239
Deferred income taxes	51,130	51,945
Change in assets and liabilities:
Merchandise inventory	(456,400)	(163,972)
Other current assets	(85,729)	(92,049)
Accounts payable	226,307	101,937
Other current liabilities	65,676	(83,135)
Income taxes	29,788	(54,139)
Operating lease assets and liabilities, net	166	4,301
Other long-term, net	399	369
Net cash provided by operating activities	1,711,767	1,078,077

Cash Flows From Investing Activities
Additions to property and equipment	(460,217)	(409,105)
Net cash used in investing activities	(460,217)	(409,105)

Cash Flows From Financing Activities
Issuance of common stock related to stock plans	13,183	12,380
Treasury stock purchased	(136,595)	(64,420)
Repurchase of common stock	(637,500)	(525,021)
Excise tax paid on repurchase of common stock	(9,496)	(9,443)
Dividends paid	(286,191)	(265,637)
Payment of long-term debt	(500,000)	(700,000)
Net cash used in financing activities	(1,556,599)	(1,552,141)

Net decrease in cash, cash equivalents, and restricted cash and cash equivalents	(305,049)	(883,169)

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	4,661,973	4,796,462
End of period	$4,356,924	$3,913,293

Reconciliations:
Cash and cash equivalents	$4,288,124	$3,847,016
Restricted cash and cash equivalents included in prepaid expenses and other	21,328	17,232
Restricted cash and cash equivalents included in other long-term assets	47,472	49,045
Total cash, cash equivalents, and restricted cash and cash equivalents:	$4,356,924	$3,913,293

Supplemental Cash Flow Disclosures
Interest paid	$19,839	$35,939
Income taxes paid, net	$390,056	$326,449